Exhibit 97.1

MBIA Policy Statement:

Executive Compensation

Clawback Policy

MBIA Inc. Policy Statement

Topic: Executive Compensation CLAWBACK Policy

I.
Purpose

The Board of Directors (the “Board”) of MBIA Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”). For the avoidance of doubt, this Policy is in addition to and does not purport to address any requirements imposed under Section 304 of the Sarbanes-Oxley Act of 2002 applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

II.
Certain Definitions

As used in this Policy, the following definitions shall apply:

•
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•
“Administrator” has the meaning set forth in Section IV hereof.
•
“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date (i) the Board, (ii) any duly authorized committee of the Board or (iii) any officer or officers of the Company authorized to take such action without action by the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to

Exhibit 97.1

MBIA Policy Statement:

Executive Compensation

Clawback Policy

prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
•
“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards, including, the Company’s: principal executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.
•
“Erroneously Awarded Compensation” has the meaning set forth in Section 4 of this Policy.
•
A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.
•
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based in whole or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
•
“Clawback” means the Compensation Committee, in its sole discretion, can require, under certain conditions described below, a Covered Executive to repay or forfeit in part or in full any bonus paid or other long-term incentives granted to such Covered Executive, whether in the form of cash or in the form of an equity award at the time of the Restatement or at any time during the three-year period proceeding the Restatement.

Exhibit 97.1

MBIA Policy Statement:

Executive Compensation

Clawback Policy

•
“MBIA,” “Company” or “us” refers to MBIA Inc. and its subsidiaries.
•
“Policy” means this Policy Statement.
III.
Policy Statement and Procedures

This Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange. Recovery of compensation is not required under this Policy (1) with respect to any compensation received while an individual was serving in a non-executive capacity prior to becoming an executive officer or (2) from any individual who is an executive officer on the date on which the Company is required to prepare an Accounting Restatement but who was not an executive officer at any time during the performance period for which such Incentive-Based Compensation is received.

1.
Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 2 hereof, during the Applicable Period.

2.
Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the results, as restated, with respect to the Financial Reporting Measure with respect to which the Incentive-Based Compensation is payable, in whole or in part. By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

Erroneously Awarded Compensation shall be determined by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

For Incentive-Based Compensation based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain

Exhibit 97.1

MBIA Policy Statement:

Executive Compensation

Clawback Policy

documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”).

3.
Method of Recoupment

The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy, at its discretion, from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive. The Administrator may require that a Covered Executive agree, as a condition of continued employment, (i) to consent to arbitrate or to jurisdiction and venue in a particular forum any question arising in connection with the application or enforcement of this Policy, and/or (ii) to reimburse the Company for any and all fees incurred in seeking to enforce the recovery of compensation in accordance with this Policy or in regard to any other dispute related to the administration of this Policy.

The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•
The direct expense to be paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE;
•
Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the issuer, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or
•
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Exhibit 97.1

MBIA Policy Statement:

Executive Compensation

Clawback Policy

4.
No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy. The foregoing sentence shall not limit any other rights to indemnification of any person unrelated to the payment of Erroneously Awarded Compensation under applicable law or Company policy.

5.
Administrator Indemnification

Any members of the Administrator and each other member of the Board, each officer or employee of the Company, and each other agent of the Administrator or the Company who assists in the administration and enforcement of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law, the Company’s By-Laws and any other Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of any person under applicable law or Company policy.

6.
Effective Date; Retroactive Application

This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 3 hereof, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

7.
Amendment; Termination

Subject to the requirements of applicable law, the Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

8.
Other Recoupment Rights; Company Claims

The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant

Exhibit 97.1

MBIA Policy Statement:

Executive Compensation

Clawback Policy

to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

9.
Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

10.
Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

IV.
Roles and Responsibilities

This Policy shall be administered by the Compensation and Governance Committee of the Board (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration and enforcement of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may, from time to time, (i) establish rules or guidelines for effecting a recovery required pursuant to this Policy and (ii) may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

V.
Scope

This Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.

VI.
Supplemental Executive Compensation Clawback Policy for Managing Directors

The Board of Directors (the “Board”) of MBIA Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Supplemental Clawback

Exhibit 97.1

MBIA Policy Statement:

Executive Compensation

Clawback Policy

Policy for Managing Directors (the “Supplemental Policy”), which provides for the recovery of certain incentive compensation from Covered MDs of the Company in the event of an Accounting Restatement. Reference is made to that MBIA Inc. Executive Compensation Clawback Policy adopted in compliance with Section 303A.14 of the New York Stock Exchange Listed Company Manual, as may be in effect from time to time (the “Dodd-Frank Policy”). Capitalized terms used in the Supplemental Policy without definition shall have the meanings set forth in the Dodd-Frank Policy.

1.
Covered MDs; Incentive-Based Compensation.

This Supplemental Policy applies to Incentive-Based Compensation received by a Covered MD (a) after beginning services as a Covered MD and (b) if that person served as a Covered MD at any time during the performance period for such Incentive-Based Compensation. A “Covered MD” means any current or former executive with the title of Managing Director or above but excludes any individual who is a Covered Executive within the meaning of the Dodd-Frank Policy.

2.
Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement; Administrator Discretion.

In the event the Company is required to prepare an Accounting Restatement, the Company may, in the discretion of the Administrator, recoup any amount of Erroneously Awarded Compensation received during the Applicable Period by a Covered MD. The maximum amount of Erroneously Awarded Compensation subject to recovery under this Supplemental Policy shall be determined in the same manner as set forth in Section 5 of the Dodd-Frank Policy; provided that the Administrator shall have the discretion to recover less than such maximum amount from any Covered MD.

In making any determinations under this Supplemental Policy, the Administrator may take into account any facts, documents, statements or other evidence that it determines to be necessary or appropriate. In determining the amount of recovery under this Supplemental Policy, the Administrator may take into account any and all factors that it determines to be appropriate. In no event shall the Administrator seek to recover any compensation pursuant to this Supplemental Policy if, and to the extent that, recovery of such amount would result in the Company or any of its subsidiaries violating any applicable federal, state or local law, rule or regulation, including pertaining to the payment of wages or employment.

3.
Incorporation by Reference.

The following sections of the Dodd-Frank Policy shall be incorporated by reference, subject to the following modifications: Section 1 (“Administration”); Section 2 (“Definitions”); Section 5 (“Erroneously Awarded Compensation; Amount Subject to Recovery”), excluding any requirement of the Company to provide any documentation to the New York Stock Exchange; Section 6 (“Method of Recoupment”), excluding any limitations or conditions on the Administrator’s discretion to pursue or not pursue recovery of any amount of Erroneously Awarded Compensation and related procedural and disclosure requirements; Section 8 (“Administrator Indemnification”); Section 9 (“Effective Date; Retroactive Application”);

Exhibit 97.1

MBIA Policy Statement:

Executive Compensation

Clawback Policy

Section 10 (“Amendment; Termination”); Section 11 (“Other Recoupment Rights; Company Claims”); and Section 12 (“Successors”). With respect to these sections of the Dodd-Frank Policy incorporated by reference herein, all references to Covered Executives shall be deemed to mean Covered MDs for purposes of this Supplemental Policy. For avoidance of doubt, a Covered MD shall not be subject to recovery under the Dodd-Frank Policy and the Supplemental Policy.

VII.
Effective Date

This Policy is effective on January 15, 2024.

VIII.
Miscellaneous

For the avoidance of doubt, any conflict between this policy summary and the policy duly approved by the MBIA Inc. Board of Directors, ("the Policy") the Policy shall govern. The Policy is available upon request.